Exhibit 23.1

HANSEN, BARNETT& MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944
www.hbmcpas.com	A Member of the Forum of Firms

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated December 23, 2008, with respect to the consolidated financial statements of RemoteMDx, Inc., and the effectiveness of internal control over financial reporting of RemoteMDx, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2008 in the following Registration Statements and related prospectuses.

RemoteMDx, Inc. Form S-8	File No. 333-153184
RemoteMDx, Inc. Form S-8	File No. 333-146099

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
December 23, 2008